Exhibit 99.1

NEWS RELEASE

Green Plains Prices Offering of $100 Million 3.25% Convertible Senior Notes Due 2018

OMAHA, NEB. (GLOBE NEWSWIRE) – September 17, 2013 – Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) (the “Company”) announced today the pricing of its offering of $100 million aggregate principal amount of Convertible Senior Notes due 2018 (the “notes”), which was upsized from the previously announced $75 million aggregate principal amount of notes. The notes will be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), by the initial purchasers of the notes. The Company has also granted the initial purchasers of the notes a 30-day option to purchase up to an additional $20 million aggregate principal amount of notes, solely to cover over-allotments.

The Company intends to use the net proceeds of this offering for general corporate purposes. While the Company does not have any binding commitments or definitive agreements to enter into potential acquisitions, it may use a portion of the net proceeds to acquire or invest in additional facilities, assets or technologies that it believes further its growth strategy. In addition, the Company may use a portion of the net proceeds to repurchase some of its outstanding 5.75% Convertible Senior Notes due 2015 through open market repurchases, privately negotiated transactions or otherwise.

The notes will mature on October 1, 2018 and will bear interest at a fixed rate of 3.25% per year, payable on April 1 and October 1 of each year, beginning April 1, 2014. The notes will be general senior, unsecured obligations of the Company. On and after October 1, 2016, and prior to the maturity date, the Company may redeem all, but not less than all, of the notes for cash if the sale price of the Company’s common stock equals or exceeds 140% of the applicable conversion price for a specified time period ending on the trading day immediately prior to the date the Company delivers notice of the redemption. The redemption price will equal 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. In addition, upon the occurrence of a fundamental change, holders of the notes will have the right, at their option, to require the Company to repurchase their notes in cash at a price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The notes will be convertible, at the option of the holders, into consideration consisting of, at the Company’s election, cash, shares of the Company’s common stock, or a combination of cash and shares of the Company’s common stock (and cash in lieu of fractional shares) until the close of business on the scheduled trading day immediately preceding the maturing date. However, before April 1, 2018, the notes will not be convertible unless certain conditions are satisfied. The initial conversion rate will be 47.9627 shares of the Company’s common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $20.85 per share of the Company’s common stock), representing a 22.5% conversion premium over the last reported sale price of the Company’s common stock on The NASDAQ Global Market on September 16, 2013. The conversion rate will be subject to adjustment upon the occurrence of certain events. In addition, the Company may be obligated to increase the conversion rate for any conversion that occurs in connection with certain corporate events, including the Company’s calling the notes for redemption.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes or any common stock issuable upon conversion of the notes, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. Any offers of the notes will be made only by means of a private offering memorandum. The notes and any shares of the Company’s common stock issuable upon conversion of the notes have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

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About Green Plains Renewable Energy, Inc.

Green Plains Renewable Energy, Inc. (NASDAQ: GPRE), which is North America’s fourth largest ethanol producer, markets and distributes approximately one billion gallons of ethanol annually. Green Plains owns and operates grain storage assets in the corn belt and biofuel terminals in the southern U.S. Green Plains is a joint venture partner in BioProcess Algae LLC, which was formed to commercialize advanced photo-bioreactor technologies for growing and harvesting algal biomass.

Safe Harbor

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors, including the satisfaction of the closing conditions contained in the purchase agreement between Green Plains and the initial purchasers, and Green Plains’ ability to invest in additional facilities, assets or technologies, either of which could change as a result of various market conditions. As a result of these risks, uncertainties and other factors, actual results could differ materially from those referred to in the forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Other risks that could impact the offering are described in detail in Green Plains’ Annual Report on Form 10-K for the year ended December 31, 2012, and in Green Plains’ Quarterly Report on Form 10-Q for the three months ended June 30, 2013, each as filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information currently available to Green Plains and Green Plains assumes no obligation to update any such forward-looking statements.

Contact: Jim Stark, Vice President - Investor and Media Relations, Green Plains. (402) 884-8700

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